Exhibit 99.1

electroCore Provides Business Update and Select

Financial Guidance

BASKING RIDGE, N.J., January 13, 2020 — electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today provided an update on its commercial operations, clinical development programs, and introduced select preliminary unaudited guidance for the fourth quarter of 2019, and full-year revenue guidance for 2020.

“Last year, we made a strategic decision to narrow our commercial focus on existing revenue generating opportunities while advancing a more streamlined clinical development plan. Our strategy continues to have a positive effect on our business, and we enter 2020 with increasing momentum,” said Daniel Goldberger, Chief Executive Officer. “We have identified multiple large existing or near-term revenue channels that we are actively pursuing on a more focused basis, while also working to further tap the commercial payer market and expand gammaCore’s label into additional high-value indications.

“In parallel with these commercial and clinical initiatives, we continue to identify and implement efficiencies across the organization to further reduce operating expenses. As a result of these activities, we believe we are positioned to become profitable and generate positive cash from operations beginning in the fourth quarter of 2021, which would be a significant inflection point for our company. We believe the strategic actions taken in 2019 set the stage for a productive and successful year in 2020 and we look forward to providing future updates on our continued progress.”

Operational

electroCore continues to make progress further penetrating two significant current revenue channels, the Federal Supply Schedule (FSS) in the United States and the UK’s National Health Service (NHS). The company is also updating the status of its initiatives in workers compensation and with commercial payers below:

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FSS: The company’s decision to redeploy a significant portion of it sales function to FSS is having a positive impact, as 54 Veterans Administration (VA) and Department of Defense (DoD) military treatment facilities purchased gammaCore™ products during the fourth quarter, up from 48 during the third quarter of 2019 and 35 during the second quarter of 2019. Also, during the fourth quarter of 2019, the company shipped 866 months of therapy to VA and DoD facilities, up from 553 during the third quarter of 2019 and 233 during the second quarter of 2019. FSS encompasses over 10 million covered lives, some 400,000 of whom saw VA healthcare providers for headache in 2018. The company continues to gain traction in this important channel and expects shipments to accelerate throughout 2020.

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UK: The company recently announced that the UK National Institute for Health and Care Excellence (NICE), in its final guidance, has recommended the use of gammaCore™ for the acute and preventative treatment of cluster headache in adult patients across the NHS. The guidance document (MTG46) affirms that gammaCore™, when used with standard of care, can save an average of £450 per patient in the first year of treatment through a reduction in acute rescue medications use, and with electroCore offering no cost evaluations for all patients. It is estimated that as many as 66,000 patients across the UK suffer from cluster headache. The company believes the ongoing UK initiatives represent an attractive revenue opportunity. Additionally, NHS has extended the previously announced Innovation Technology Payment Program through April 2021 and identified gammaCore™ as being eligible for the new MedTech Funding mechanism which could provide a mandate for the long-term, sustainable reimbursement of gammaCore. During the fourth quarter of 2019, the company shipped 961 paid months of therapy to the NHS, up from 828 in the third quarter of 2019.

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Workers’ Compensation: In August 2019, electroCore announced that it had entered into an agreement with Doctor’s Medical, LLC to provide gammaCore™ as a therapeutic option to patients with workers’ compensation injuries and/or automobile personal injury claims. The company believes that Doctor’s Medical could be a significant revenue source in 2020.

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Commercial/Pharmacy Benefit Managers (PBMs): During the fourth quarter of 2019, management conducted a rigorous top-down analysis of the PBM channel as part of a broader analysis of the opportunities that reside within the commercial payer channel.

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CVS/Caremark continues to pay for prescriptions at a non-exclusionary co-pay of roughly $50 - $75/month for those beneficiaries who have a benefit design that does not differentiate between drugs and devices. Approximately five million CVS/Caremark members currently have a benefit design of this type.

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Express Scripts has started to adjudicate gammaCore prescriptions under select plans at a non-preferred copay of roughly $50-$75/month for those beneficiaries who have a benefit design that does not differentiate between drugs and devices.

Clinical

electroCore continues to review its R&D programs in an effort to reduce operating expenses while preserving all future opportunities.

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Migraine Prevention: The company announced in September that the FDA has requested more information regarding the company’s 510(k) submission seeking to expand the gammaCore™ label into migraine prevention. The company met with FDA during the fourth quarter of 2019 and plans to respond to the information request in the first quarter of 2020.

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Premium 2: The company continues to advance its ongoing Premium 2 clinical study, which is designed to further support the proposed label expansion of gammaCore™ into migraine prevention. To date, the company has enrolled roughly one half of its target of 400 patients. Premium 2 is a randomized, double-blind, sham-controlled clinical trial of gammaCore™ for the prevention of migraine being conducted at approximately 30 sites in the United States (ClinicalTrials.gov identifier NCT03716505).

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Additional clinical studies. A number of investigator-initiated clinical trials of gammaCore™ in new indications continue to progress. These trials are largely funded by third party grants, and the company intends to report results from these studies as they become available.

Financial guidance:

electroCore today introduced the following preliminary unaudited financial guidance for the fourth quarter of 2019 and revenue guidance for full-year 2020:

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Management is implementing a financial plan that is intended to generate profitability and positive cash from operations by the fourth quarter of 2021 principally by continuing to grow revenue from the FSS and UK channels and further reducing operating expenses.

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Q4 2019 revenue: The company expects fourth quarter of 2019 total revenue to be greater than $700,000, which is within the guidance range of $700,000 to $800,000 previously provided by management during the company’s third quarter 2019 financial results conference call.

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Q4 cash used in operations: During the fourth quarter, electroCore used approximately $9.4 million to fund operations. This use of cash included previously committed purchases of inventory, several one-time, non-recurring items, including severance and fees related to the company’s CEO transition, in addition to costs resulting from the company’s 2019 comprehensive redeployment and cost reduction plan. Excluding these items, normalized cash usage during the fourth quarter would have been approximately $6.4 million.

•	December 31, 2019 cash: The company ended 2019 with approximately $24.1 million of cash and cash equivalents and marketable securities.

•	2020 full-year revenue: The company expects to report revenue for the full-year 2020 in a range of $7 million to $9 million.

•	Operating Expenses:

•	The company reported R&D expense of $2,275,000 for the quarter ended September 30, 2019. The company expects to reduce quarterly R&D expense gradually over the course of 2020.

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The company reported SG&A expense, exclusive of stock-based compensation, of $7,239,000 for the quarter ended September 30, 2019. The company expects average quarterly SG&A, exclusive of stock-based compensation, throughout 2020 to be lower than SG&A incurred during the quarter ended September 30, 2019.

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The company reported legal fees associated with stockholders’ litigation of $322,000 for the quarter ended Sep 30, 2019. The company expects these expenses to continue into 2020 until the D&O insurance retention amount is satisfied.

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Cash runway: The company expects to reduce its cash burn gradually as revenues increase and reductions in operating expenses take effect. Based on the company’s current operating plan, electroCore expects its current cash and cash equivalents to fund operations into the beginning of 2021.

About gammaCore™

gammaCore™ (nVNS) is the first non-invasive, hand-held medical therapy applied at the neck as an adjunctive therapy to treat migraine and cluster headache through the utilization of a mild electrical stimulation to the vagus nerve that passes through the skin. Designed as a portable, easy-to-use technology, gammaCore can be self-administered by patients, as needed, without the potential side effects associated with commonly prescribed drugs. When placed on a patient’s neck over the vagus nerve, gammaCore stimulates the nerve’s afferent fibers, which may lead to a reduction of pain in patients.

gammaCore is CE-marked in the European Union for the acute and/or prophylactic treatment of primary headache (Migraine, Cluster Headache, Trigeminal Autonomic Cephalalgias and Hemicrania Continua) and Medication Overuse Headache in adults. gammaCore is FDA cleared in the United States for adjunctive use for the preventive treatment of cluster headache in adult patients, the acute treatment of pain associated with episodic cluster headache in adult patients, and the acute treatment of pain associated with migraine headache in adult patients.

•	Safety and efficacy of gammaCore have not been evaluated in the following patients:

•	Patients with an active implantable medical device, such as a pacemaker, hearing aid implant, or any implanted electronic device

•	Patients diagnosed with narrowing of the arteries (carotid atherosclerosis)

•	Patients who have had surgery to cut the vagus nerve in the neck (cervical vagotomy)

•	Pediatric patients

•	Pregnant women

•	Patients with clinically significant hypertension, hypotension, bradycardia, or tachycardia

•	Patients should not use gammaCore if they:

•	Have a metallic device such as a stent, bone plate, or bone screw implanted at or near their neck

•	Are using another device at the same time (e.g., TENS Unit, muscle stimulator) or any portable electronic device (e.g., mobile phone)

In the US, the FDA has not cleared gammaCore for the acute treatment of chronic cluster headache or the preventative treatment of migraine headache.

Please refer to the gammaCore Instructions for Use for all of the important warnings and precautions before using or prescribing this product.

Forward-Looking Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore’s expectations for its revenue and cash used in operations during the fourth quarter of 2019, its expectations for revenue for the full year 2020, and its expectations for future cash burn/cash runway, and expectations with respect to potential profitability and positive cash from operations by the fourth quarter of 2021, as well as other statements about electroCore’s business prospects and product development plans, its pipeline or potential markets for its technologies, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, competition in the industry in which electroCore operates and overall market conditions. Any forward-

looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Investors:

Hans Vitzthum

LifeSci Advisors

617-430-7578

hans@lifesciadvisors.com

or

Media Contact:

Jackie Dorsky

electroCore

973-290-0097

jackie.dorsky@electrocore.com

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